Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, October 18, 2018 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the third quarterly payment period ended September 30, 2018.

Unitholders of record on October 30, 2018 will receive a distribution amounting to $3,740,000 or $0.22 per unit, payable November 14, 2018.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	132,381
Natural gas (Mcf)	83,385
Total (BOE)	146,279
Average sales prices:
Oil (per Bbl)	$65.67
Natural gas (per Mcf)	$3.29
Gross proceeds:
Oil sales	$8,694,008
Natural gas sales	274,222
Total gross proceeds	$8,968,230
Costs:
Lease operating expenses	$3,201,465
Production and property taxes	224,814
Development expenses	607,682
Total costs	$4,033,961
Net proceeds	$4,934,269
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$3,947,415
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$3,947,415
Provision for estimated Trust expenses	(207,415)
Net cash proceeds available for distribution	$3,740,000

VOC Brazos Energy Partners, L.P. (“VOC Brazos”) has reported to the Trustee that it has entered into a new joint venture agreement with Hawkwood Energy East Texas, LLC (“Hawkwood Energy”) to develop the lower EagleBine interval, also referred to as the Lower Woodbine Organic Shale (“LWOS”), within the south half of the Kurten Woodbine Unit (the “Contract Area”).

The previous joint venture with Hawkwood Energy was terminated in 2017.  Under the terms of the new joint venture agreement, Hawkwood Energy may carry VOC Brazos for its share of drilling and completion costs for up to four LWOS wells (the “Earning Wells”), with the first Earning Well to be spud by August 31, 2018 and the fourth Earning Well to be spud by June 30, 2019.  In exchange, Hawkwood Energy has the opportunity to earn a working interest representing 50% of VOC Brazos’ interest in each Earning Well and up to a 50% interest in VOC Brazos’ acreage in the Contract Area. After the Earning Wells are completed, Hawkwood Energy also has the right to propose and drill up to eight LWOS wells in 2019 and twelve LWOS wells in 2020. There is no contractual limitation of the number of wells per year to propose and drill after 2020. To date, Hawkwood has drilled and set production casing on the first two Earning Wells, with completion of both such wells expected to occur later this year.

Activity pursuant to the terms of the joint venture agreement recommences the horizontal LWOS drilling development program that VOC Brazos previously reported to the Trustee in December 2014.  VOC Brazos is evaluating the potential economic benefits associated with development of the LWOS and pad drilling in the upper EagleBine interval. If these activities are pursued, with the exception of the Earning Wells in which Hawkwood Energy would carry VOC Brazos for its share of drilling and completion costs, such activities would result in increased development costs burdening the net profits interest of the Trust relative to historical development costs. As a result of such increased development costs, cash available for distributions by the Trust would be temporarily reduced until anticipated production from the various development efforts in the Kurten Woodbine Unit can be brought on-line. To address these emerging opportunities, VOC Brazos will continue to evaluate the appropriate strategy and capital plan to fund development for the Trust.

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended September 30, 2018.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

601 Travis Street, Floor 16, Houston, TX  77002